EXHIBIT 99.1

Marlin Business Services Corp. Reports First Quarter 2016 Earnings and Declares a Cash Dividend of $0.14 Per Share

First Quarter Financial Summary:

  Total first quarter originations of $108.4 million, up 35% over Q1 2015
  Total loan originations of $7.9 million, more than doubling Q4 2015 loan volume
  Net income of $3.7 million with EPS of $0.29 per share
  ROE increased 41 basis points from prior year to 9.74%
  Total loan and lease yield of 11.69% increased 30 basis points from prior quarter and 84 basis points from prior year
  Credit quality remained strong with delinquencies at 85 basis points and 52 basis points for the 30+ day and 60+ day delinquencies, respectively
  Net investment in leases and loans ended the quarter at $702.1 million, up 11.8% over Q1 2015
  Strong capital position with equity to assets ratio of 19.03%

Strategic Business Highlights:

  Second straight quarter of record origination volume with low credit losses
  Surpassed $800 million in total assets
  Record origination volume accelerated progress towards goal of generating additional fee income
  Continued expansion of working capital loan product (Funding Stream), and Franchise and Transportation initiatives
  Continued to realign operating and sales functions and invest in talent pool to support strategic goals

MOUNT LAUREL, N.J., April 28, 2016 (GLOBE NEWSWIRE) -- Marlin Business Services Corp. (NASDAQ:MRLN) today reported first quarter 2016 net income of $3.7 million, or $0.29 per diluted share, compared to $4.1 million, or $0.31 per diluted share, for first quarter 2015.  Return on equity for the quarter was 9.74%, up from 9.33% a year ago.

Edward Siciliano, Interim CEO and Chief Sales Officer, said, “The record origination growth the Company experienced in the first quarter demonstrates that our strategic investments in talent and new channels are beginning to pay off, and we expect this momentum to continue throughout the year.  I want to thank all Marlin employees for their hard work and dedication in the first quarter.”

Combined lease and loan production for the first quarter ended March 31, 2016 of $108.4 million was the second consecutive quarter of record originations for the Company.  Historically, first quarter origination has been the softest of the year; however, 2016 first quarter lease production of $100.5 million was down only slightly from our record fourth quarter of $103.9 million and up 26% compared to the first quarter of 2015.  The company also experienced solid loan production in the first quarter of $7.9 million, up from $3.7 million in the fourth quarter of 2015. The strong performance in all channels was mainly attributable to a more focused marketing strategy, the deployment of a re-energized and optimized salesforce and strategic investments in the expansion of the Company’s origination platform.

Net interest and fee margin as a percentage of average finance receivables was 11.58% for the first quarter ended March 31, 2016, up 6 basis points from the fourth quarter of 2015 and down 82 basis points from a year ago. The decrease in margin percentage from a year ago was a result of the roll-off of higher yielding assets, a decline in late fees and a slight increase in the Company’s cost of funds. The Company’s cost of funds increased to 100 basis points, compared to 98 basis points for the fourth quarter of 2015 and 85 basis points for the first quarter of 2015.

On an absolute basis, net interest and fee margin increased to $19.7 million for the quarter ended March 31, 2016, compared to $19.3 million for the quarter ended March 31, 2015.

Allowance for credit losses as a percentage of total finance receivables was 1.31% at March 31, 2016, and represented 223% coverage of total 60+ day delinquencies.  The allowance was 16 basis points lower than the March 31, 2015 allowance percentage of 1.47% and the coverage ratio was about the same as the coverage ratio a year ago.

Credit quality remained strong as finance receivables over 30 days delinquent were 0.85% of the Company’s total finance receivables portfolio as of March 31, 2016, down two basis points from March 31, 2015.  Finance receivables over 60 days delinquent were 0.52% of the Company’s total finance receivables portfolio as of March 31, 2016, down five basis points from 0.57% at March 31, 2015.  First quarter net charge-offs were 1.35% of average total finance receivables versus 1.70% a year ago.

The Company’s efficiency ratio for the first quarter was 58.2% compared to 52.4% for the quarter ended March 31, 2015.  The increase was a direct result of Marlin’s investments in new initiatives over the last year and the ratio is expected to improve as those initiatives gain traction.

The Company’s consolidated equity to assets ratio and risk based capital ratio were 19.03% and 21.74%, respectively.

The Board of Directors of Marlin Business Services Corp. today declared a $0.14 per share quarterly dividend. The dividend is payable May 19, 2016, to shareholders of record on May 9, 2016. Based on the closing stock price on April 26, 2016, the annualized dividend yield on the Company’s common stock is 3.68%.

In conjunction with this release, static pool loss statistics and a vintage delinquency analysis have been updated as supplemental information on the Investor Relations section of the Company’s website at www.marlincorp.com.

Conference Call and Webcast
We will host a conference call on Friday, April 29, 2016 at 9:00 a.m. ET to discuss the Company’s first quarter 2016 results. If you wish to participate, please call 877-312-5414 approximately 10 minutes in advance of the call time.  The conference ID will be:  “Marlin.”  The call will also be webcast on the Investor Relations page of the Company’s website, www.marlincorp.com.  An audio replay will also be available on the Investor Relations section of Marlin’s website for approximately 45 days.

About Marlin Business Services Corp.
Marlin Business Services Corp. is a nationwide provider of innovative equipment financing solutions for small and mid-size businesses. Since its inception in 1997, Marlin has financed a wide array of commercial equipment and software for a quarter of a million business customers. Marlin's mission is to offer convenient and cost-effective financing products while providing the highest level of customer service. Marlin is publicly traded (NASDAQ: MRLN) and owns and operates a federally regulated commercial bank, Marlin Business Bank. For more information, visit www.marlincorp.com or call toll free at (888) 479-9111.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “may,” “intend” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the Securities and Exchange Commission, including the sections captioned “Risk Factors” and “Business” in the Company’s Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2016	2015

	(Dollars in thousands, except per-share data)

ASSETS
Cash and due from banks	$3,402	$4,946
Interest-earning deposits with banks	61,691	55,183
Total cash and cash equivalents	65,093	60,129
Time deposits with banks	8,613	7,368
Restricted interest-earning deposits with banks	112	216
Securities available for sale (amortized cost of $6.4 million and $6.6 million at
March 31, 2016 and December 31, 2015, respectively)	6,276	6,399
Net investment in leases and loans	702,126	682,432
Property and equipment, net	3,687	3,872
Property tax receivables	5,866	47
Other assets	9,333	12,521
Total assets	$801,106	$772,984

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$612,721	$587,940
Other liabilities:
Sales and property taxes payable	7,911	2,686
Accounts payable and accrued expenses	11,709	15,371
Net deferred income tax liability	16,289	16,849
Total liabilities	648,630	622,846

Stockholders’ equity:
Common Stock, $0.01 par value; 75,000,000 shares authorized;
12,492,310 and 12,410,899 shares issued and outstanding at March 31, 2016
and December 31, 2015, respectively	125	124
Preferred Stock, $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Additional paid-in capital	82,056	81,703
Stock subscription receivable	(2)	(2)
Accumulated other comprehensive loss	(49)	(129)
Retained earnings	70,346	68,442
Total stockholders’ equity	152,476	150,138
Total liabilities and stockholders’ equity	$801,106	$772,984

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	Three Months Ended March 31,
	2016	2015

	(Dollars in thousands, except per-share data)

Interest income	$17,531	$16,487
Fee income	3,834	4,120
Interest and fee income	21,365	20,607
Interest expense	1,692	1,318
Net interest and fee income	19,673	19,289
Provision for credit losses	3,075	3,340
Net interest and fee income after provision for credit losses	16,598	15,949

Other income:
Insurance income, net	1,622	1,466
Other income	455	365
Other income	2,077	1,831
Other expense:
Salaries and benefits	8,200	6,967
General and administrative	4,465	4,093
Financing related costs	34	108
Other expense	12,699	11,168
Income before income taxes	5,976	6,612
Income tax expense	2,325	2,557
Net income	$3,651	$4,055

Basic earnings per share	$0.29	$0.31
Diluted earnings per share	$0.29	$0.31

Cash dividends declared and paid per share	$0.140	$0.125

SUPPLEMENTAL QUARTERLY DATA
(Dollars in thousands, except share amounts)
(Unaudited)

Quarter Ended:	3/31/2015	6/30/2015	9/30/2015	12/31/2015	3/31/2016

Net Income:
Net Income	$4,055	$4,149	$4,797	$2,965	$3,651

Annualized Performance Measures:
Return on Average Assets	2.17%	2.18%	2.51%	1.56%	1.88%
Return on Average Stockholders' Equity	9.33%	9.47%	10.95%	7.96%	9.74%

EPS Data:
Net Income Allocated to Common Stock	$3,932	$4,031	$4,661	$2,891	$3,548
Number of Shares - Basic	12,487,241	12,450,283	12,406,767	12,118,789	12,120,934
Basic Earnings per Share	$0.31	$0.32	$0.38	$0.24	$0.29

Number of Shares - Diluted	12,523,258	12,464,638	12,413,497	12,128,613	12,126,812
Diluted Earnings per Share	$0.31	$0.32	$0.38	$0.24	$0.29

Cash Dividends Declared per share	$0.125	$0.125	$2.14	$0.14	$0.14

New Asset Production:
Leased Equipment Volume	$80,084	$91,981	$98,237	$103,921	$100,492
Loan Origination Volume	$235	$654	$2,264	$3,695	$7,901
New Originations	$80,319	$92,635	$100,501	$107,616	$108,393

Syndication Volume	$1,272	$606	$1,394	$317	$0
Total Asset Origination	$81,591	$93,241	$101,895	$107,933	$108,393

Implicit Yield on New Lease Originations	10.78%	11.04%	10.48%	10.66%	10.35%
Implicit Yield on New Loan Originations	35.61%	27.73%	36.00%	31.99%	28.64%
Total Implicit Yield on New Originations	10.85%	11.16%	11.06%	11.39%	11.69%

# of Sales Reps	125	127	131	136	136
# of Leases	5,691	6,366	6,476	6,625	6,316
Lease Approval Percentage	63%	64%	66%	62%	62%
Average Monthly Lease Sources	1,015	1,143	1,106	1,109	1,075

Net Interest and Fee Margin:
Interest Income Leasing	$16,405	$16,347	$16,473	$16,582	$16,785
Interest Income Loans	$17	$62	$139	$332	$641

Interest Income Yield	10.60%	10.52%	10.41%	10.35%	10.32%
Fee Income Yield	2.65%	2.38%	2.44%	2.15%	2.26%
Interest and Fee Income Yield	13.25%	12.90%	12.85%	12.50%	12.58%
Cost of Funds	0.85%	0.85%	0.89%	0.98%	1.00%
Net Interest and Fee Margin	12.40%	12.05%	11.96%	11.52%	11.58%

Average Total Finance Receivables	$622,120	$627,079	$641,020	$656,942	$679,252
Average Net Investment in Leases	$620,937	$625,347	$638,358	$652,158	$670,416
Average Loans	$1,183	$1,732	$2,662	$4,784	$8,836

End of Period Net Investment in Leases	$626,617	$639,065	$655,458	$676,253	$690,843
End of Period Loans	$1,402	$2,017	$3,795	$6,179	$11,283

Portfolio Asset Quality:

Total Finance Receivables
30+ Days Past Due Delinquencies	0.87%	0.70%	0.75%	0.73%	0.85%
30+ Days Past Due Delinquencies	$6,208	$5,053	$5,562	$5,618	$6,698

60+ Days Past Due Delinquencies	0.57%	0.40%	0.43%	0.41%	0.52%
60+ Days Past Due Delinquencies	$4,057	$2,899	$3,186	$3,163	$4,114

Net Charge-offs - Total Finance Receivables	$2,646	$2,880	$1,965	$2,628	$2,297
% on Average Total Finance Receivables
Annualized	1.70%	1.84%	1.23%	1.60%	1.35%

Net Charge-offs - Leasing	$2,646	$2,880	$1,954	$2,628	$2,222
% on Average Net Investment in Leases
Annualized	1.71%	1.84%	1.22%	1.61%	1.33%

Net Charge-offs - Loans	$0	$0	$11	$0	$75
% of Average Loans
Annualized	n/a	n/a	1.65%	n/a	3.40%

Allowance for Credit Losses	$9,231	$8,567	$8,588	$8,413	$9,191
% of Total Finance Receivables	1.47%	1.34%	1.31%	1.24%	1.31%
% of 60+ Delinquencies	227.53%	295.52%	269.55%	265.98%	223.41%

90+ Day Delinquencies (Non-earning total finance receivables)	$1,975	$1,433	$1,684	$1,677	$2,352

Expense Ratios:
Salaries and Benefits Expense	$6,967	$7,265	$7,058	$9,884	$8,200
Salaries and Benefits Expense
Annualized % of Avg. Fin. Recbl.	4.48%	4.63%	4.40%	6.02%	4.83%

Total personnel end of quarter	296	302	307	314	309

General and Administrative Expense	$4,093	$4,330	$4,357	$4,671	$4,465
General and Administrative Expense
Annualized % of Avg. Fin. Recbl.	2.63%	2.76%	2.72%	2.84%	2.63%

Efficiency Ratio	52.37%	56.19%	53.81%	68.99%	58.23%

Balance Sheet:

Assets
Investment in Leases and Loans	$627,167	$639,333	$657,143	$679,737	$699,672
Initial Direct Costs and Fees	10,083	10,316	10,697	11,108	11,645
Reserve for Credit Losses	(9,231)	(8,567)	(8,588)	(8,413)	(9,191)
Net Investment in Leases and Loans	$628,019	$641,082	$659,252	$682,432	$702,126
Cash and Cash Equivalents	113,129	90,740	105,218	60,129	65,093
Restricted Cash	1,545	543	389	216	112
Other Assets	26,536	32,607	25,595	30,207	33,775
Total Assets	$769,229	$764,972	$790,454	$772,984	$801,106

Liabilities
Deposits	557,835	554,190	579,625	587,940	612,721
Other Liabilities	36,305	34,292	59,515	34,906	35,909
Total Liabilities	$594,140	$588,482	$639,140	$622,846	$648,630

Stockholders' Equity
Common Stock	$128	$128	$126	$124	$125
Paid-in Capital, net	87,832	86,723	84,002	81,701	82,054
Other Comprehensive Income (Loss)	(35)	(75)	(27)	(129)	(49)
Retained Earnings	87,164	89,714	67,213	68,442	70,346
Total Stockholders' Equity	$175,089	$176,490	$151,314	$150,138	$152,476

Total Liabilities and
Stockholders' Equity	$769,229	$764,972	$790,454	$772,984	$801,106

Capital and Leverage:
Equity	$175,089	$176,490	$151,314	$150,138	$152,476
Debt to Equity	3.19	3.14	3.83	3.92	4.02
Equity to Assets	22.76%	23.07%	19.14%	19.42%	19.03%

Regulatory Capital Ratios:
Tier 1 Leverage Capital	23.21%	23.07%	19.72%	19.63%	19.39%
Common Equity Tier 1 Risk-based Capital	26.00%	25.72%	21.54%	20.86%	20.51%
Tier 1 Risk-based Capital	26.00%	25.72%	21.54%	20.86%	20.51%
Total Risk-based Capital	27.25%	26.97%	22.76%	22.02%	21.74%

Notes:
Net investment in total finance receivables includes net investment in direct financing leases and loans.

Contact Information:
Investor Relations Dept.
(877) 864-MRLN (6756)
investorrelations@marlincorp.com